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                                                                  EXECUTION COPY


                             CHINADOTCOM CORPORATION

                           (a Cayman Islands company),



                                24/7 MEDIA, INC.

                            (a Delaware corporation),



                              24/7 MEDIA-ASIA, LTD.

                              (a Hong Kong company)



                                       AND



                                 24/7 MAIL, INC.

                            (a Delaware corporation)




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                            24/7 MEDIA-ASIA AGREEMENT
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
                                   CONTENTS



CLAUSE                                                                      PAGE


1.    DEFINITIONS..............................................................1


2.    SCOPE AND STRUCTURE OF THE COLLABORATION.................................4

   2.1   GENERAL...............................................................4
   2.2   RELATED AGREEMENTS....................................................4
   2.3   FUTURE SERVICES.......................................................4
   2.4   TERMINATION OF PREVIOUS AGREEMENTS....................................5
   2.5   EQUITY EXCHANGE.......................................................5
   2.6   OPERATIONS IN CERTAIN TERRITORIES.....................................6
   2.7   NON-COMPETITION.......................................................6
   2.8   BRANDING..............................................................6
   2.9   NO OTHER TECHNOLOGY RIGHTS............................................7

3.    DEVELOPMENT OF THE BUSINESSES............................................7

   3.1   DEVELOPMENT OF THE BUSINESSES.........................................7
   3.2   SALES DUTIES OF CDC AND MEDIA - ASIA..................................8
   3.3   DUTIES OF 24/7 MEDIA..................................................9
   3.4   CDC AND 24/7 MEDIA....................................................9

4.    SALE OF AD INVENTORY....................................................10

   4.1   NET REVENUE..........................................................10
   4.2   SALE OF ADVERTISING INVENTORY........................................11
   4.3   SALES BY 24/7 MEDIA ON THE 24/7 MEDIA - ASIA NETWORK.................11
   4.4   SALES BY MEDIA - ASIA ON THE 24/7 MEDIA - NON-ASIAN NETWORK..........12
   4.5   FINANCIAL REPORTS; AUDIT RIGHTS; QUARTERLY REPORTS...................14

5.    REPRESENTATIONS AND WARRANTIES..........................................14

   5.1   REPRESENTATIONS AND WARRANTIES OF EACH PARTY.........................14
   5.2   REPRESENTATIONS OF CDC AND MEDIA - ASIA..............................15
   5.3   REPRESENTATIONS OF 24/7 MEDIA........................................16

6.    TERM AND TERMINATION....................................................17

   6.1   TERM.................................................................17
   6.2   TERMINATION BY ANY PARTY.............................................17
   6.3   EFFECT OF TERMINATION................................................17
   6.4   OBLIGATION TO PAY SURVIVES TERMINATION...............................17

7.    INDEMNITY...............................................................18

   7.1   CDC AND MEDIA - ASIA INDEMNITY OBLIGATIONS...........................18
   7.2   24/7 MEDIA INDEMNITY OBLIGATIONS.....................................18
   7.3   PROCEDURE............................................................18

8.    MISCELLANEOUS...........................................................19

   8.1   FURTHER ASSURANCES...................................................19
   8.2   RELEASE..............................................................19
   8.3   FORCE MAJEURE........................................................20
   8.4   SUBLICENSE AND ASSIGNMENT............................................20
   8.5   SEVERABILITY.........................................................20
   8.6   NOTICES..............................................................21
   8.7   GOVERNING LAW........................................................22
   8.8   DISPUTE RESOLUTION, CHOICE OF FORUM..................................22
   8.9   ENTIRE AGREEMENT.....................................................22
   8.10    HEADINGS...........................................................22
   8.11    INDEPENDENT CONTRACTORS............................................23
   8.12    WAIVER.............................................................23
   8.13    COUNTERPARTS.......................................................23

                          "24/7 MEDIA - ASIA" AGREEMENT

THIS  "24/7  MEDIA - ASIA"  AGREEMENT  is  effective  as of June 30,  2000 (this
"Agreement"), is entered into by and among 24/7 Media, Inc., a Delaware corporation, chinadotcom corporation, a Cayman Islands company, 24/7 Media - Asia Ltd., a Hong Kong company ("Media - Asia") and Sift, Inc. (d/b/a 24/7
Mail), a Delaware corporation ("24/7 Mail"); and China Internet Corporation, a Bermuda corporation ("CIC").

WHEREAS, 24/7 Media (as defined below), an Internet advertising and marketing firm, has developed the brand names "24/7 Media(R)," "24/7 Mail(TM)" and "24/7 Connect(TM)," among others, outside the Territory; and

WHEREAS, CDC (as defined below), 24/7 Media and China Internet Corporation entered into the 24/7 Media - Asia Network Marketing, Development, License and Software Agreement, dated October 23, 1998 (the "Prior Agreement"), in which CDC established a collaboration with 24/7 Media for the development and marketing of the 24/7 Media - Asia Network (as defined below); and

WHEREAS, CDC, 24/7 Media, Media - Asia and 24/7 Mail wish to expand and continue
their   collaboration   on  the  terms  and  conditions  set  forth  below,  and
accordingly, the parties wish to modify the terms of the Prior Agreement; and

WHEREAS, CIC desires not to continue as a party to the collaboration as under the Prior Agreement and is a party hereto solely for the purposes of terminating the previous agreements as more fully described in Section 2.4 hereto; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, 24/7 Media and Media - Asia are entering into the Trademark License Agreement (as defined below) pursuant to which 24/7 Media will provide to Media - Asia a limited exclusive license to use the Marks (as defined below) in the Territory in connection with the provision of related services in the Territory, on the terms set forth therein.

THEREFORE, in consideration of the premises and of the covenants herein contained, 24/7 Media, CDC, Media - Asia and 24/7 Mail agree as follows:

1.      DEFINITIONS

        For purposes of this Agreement, the following terms shall have the meanings specified below.

        "Ad Serving Services" shall mean the Ad Serving Services described in Exhibit A.

        "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

        "Affiliated Web Sites" shall mean all Web sites that have authorized Media - Asia or its affiliates to sell advertising on their behalf, including Co-Branded Web Sites.

        "Asian-based Advertising" shall mean advertising sold by Media - Asia or its Affiliates to advertisers inside the Territory directed at internet users inside and outside the Territory.

        "Businesses" shall mean the 24/7 Media - Asia Network, 24/7 Mail - Asia (as defined below) and related products and services and any other products and services subsequently made a part of this Agreement and the Trademark License Agreement.

        "CDC" shall mean chinadotcom corporation, a Cayman Islands corporation.

        "Co-Branded Web Sites" shall mean all Web sites now or in the future operated on a joint or otherwise cooperative basis by CDC or its affiliates and another person or entity under their joint names or under the name of the other person or entity.

        "Effective Date" shall mean the date first written above.

        "Equity Exchange" shall mean the exchange of equity interests in 24/7 Media and Media - Asia on the terms set forth in Article 3 hereof.

        "International Rate Card" shall mean each Party's International standard rate card, as conveyed from time to time to the other Party.

        "Marks" shall mean the trademarks and trade names "24/7 Media(R)," "24/7 Mail(TM)" and "24/7 Connect(TM)" and any other trademarks or trade names subsequently made a part of this Agreement and the Trademark License Agreement.

        "Media - Asia" shall mean 24/7 Media - Asia Ltd., a Hong Kong corporation.

        "Mutual Non-Disclosure Agreement" shall mean the Mutual Non-Disclosure Agreement, dated May 11, 2000 between 24/7 Media and Media - Asia.

        "Net Revenue" shall mean all Sales Revenue generated by Media-Asia and its Affiliates, minus (i) commissions paid to Affiliated Web Sites (not including Proprietary Web Sites) or (ii) the imputed Web site fee set forth in Section 4.2(a)(ii) below for Proprietary Web Sites.

        "Non-Asian based Advertising" shall mean advertising sold by 24/7 Media and its Affiliates to advertisers outside the Territory directed at Internet users inside the Territory.

        "Permitted Rights" shall mean the rights of CDC's Co-Branded Web Site partners to sell their own inventory pursuant to CDC's agreements with such partners.

        "Proprietary E-Mail Lists" shall mean all e-mail lists currently or in the future owned or otherwise controlled by CDC or its Affiliates.

        "Proprietary Web Sites" shall mean all Websites currently or in the future owned and operated by CDC or its Affiliates, including but not limited to the Websites located at the URLs www.china.com, www.Taiwan.com and www.Hongkong.com, but excluding the China Wide Web (www.cww.com).

        "Royalty Term" shall mean a perpetual term commencing on the Effective Date.

        "Sales Revenue" shall mean the value of all advertising sales, inclusive of royalties paid to or retained by Affiliated Web sites, but excluding fees or commissions paid to or retained by third-party advertising agencies.

        "Split Rate" shall mean the percentage resulting from Net Revenue divided by Sales Revenue.

        "Territory" shall mean all the Asian territories or countries of People's Republic of China ("PRC"), Taiwan, Hong Kong, Singapore, the Philippines, Thailand, Malaysia, Indonesia, Vietnam, Laos, Cambodia, Brunei Darussalam, Myanmar, North and South Korea, Japan, India, Pakistan, Bangladesh and Sri Lanka, and Australia and New Zealand, subject to modification in accordance with the terms and conditions of
        Section 2.6.

        "Trademark License Agreement" shall mean the Amended and Restated Trademark License Agreement of even date herewith between 24/7 Media and Media - Asia attached hereto as Exhibit B.

        "Trademark License" shall mean the limited exclusive license of the Marks by 24/7 Media to Media - Asia pursuant to the Trademark License Agreement.

        "24/7 Connect" shall mean the 24/7 Connect(TM) software and Internet ad serving solution owned by 24/7 Media, and provided to Media - Asia in connection with this Agreement as provided in Exhibit A.

        "24/7 Mail - Asia" shall mean the 24/7 Mail business to be conducted by Media - Asia in accordance with the terms of this Agreement.

        "24/7 Media" shall mean 24/7 Media, Inc., a Delaware corporation.

        "24/7 Media(R)" shall mean the 24/7 Media(R)trademark.

        "24/7 Media - Asia Network" shall mean the Proprietary Web Sites, the Affiliated Web Sites and Co-Branded Web Sites.

        "24/7 Media - Non-Asian Network" shall mean the 24/7 Network of Web sites operated by 24/7 Media outside of the Territory.

2.      SCOPE AND STRUCTURE OF THE COLLABORATION

2.1     General

        24/7 Media and Media - Asia wish to expand and continue their collaborative alliance to develop and market the Businesses in the Territory. During the course of this collaboration, 24/7 Media and Media
        - Asia shall communicate regularly and shall have the respective rights and responsibilities described herein for the development and marketing of the Businesses in the Territory.

2.2      Related Agreements

        (a) 24/7 Media(R) Mark. Simultaneously with the execution of this Agreement, 24/7 Media shall grant to Media - Asia a limited exclusive license of the "24/7 Media(R)" name for use by Media - Asia in the Territory solely in connection with the Businesses on the terms set forth in the Trademark License Agreement.

        (b) 24/7 Mail. 24/7 Media shall license to Media - Asia for use in the Territory the 24/7 Mail brand and related technology, and the right to sell the associated suite of products and services to be sold, including List Management, 24/7 Alliance Database, Newsletter network, and Brokerage, to be sold within the Territory under the terms and conditions set forth on Exhibit C and in the Trademark License Agreement.

        (c) 24/7 Connect. Simultaneously with the execution of this Agreement, 24/7 Media shall provide 24/7 Connect to Media-Asia in connection with the Businesses and shall provide support services in respect thereof upon the terms set forth on Exhibit A.

        (d) Sale of Ad Inventory. Each of 24/7 Media and Media - Asia shall sell ad inventory for the Businesses in accordance with Article 5 hereof.

        (e) Exactis. 24/7 Media and Media - Asia shall use good faith efforts to negotiate an agreement whereby Media - Asia or an affiliate shall act in a capacity including, but not limited to, that of a reseller of Exactis' products and services in the Territory. Media - Asia shall be paid all amounts that 24/7 Media collects above mutually agreed upon rates.

2.3     Future Services

        (a) Future 24/7 Media Services. 24/7 Media shall offer Media - Asia a right of first negotiation regarding any possible joint ventures between 24/7 Media and any third party in the Territory after the date hereof relating to e-marketing or e-advertising. 24/7 Media and Media - Asia agree to negotiate diligently and in good faith towards such joint venture; however, should 24/7 Media and Media - Asia be unable to reach mutually acceptable terms with respect to such joint venture, then 24/7 Media shall be free to enter into such joint venture with another party, provided that the terms of such joint venture are demonstrably better than the final offer received from Media - Asia.

        (b)     Future CDC Services. CDC and Media - Asia shall offer 24/7 Media
                - a right of first negotiation regarding any possible joint ventures between CDC or Media - Asia (as the case may be) and any third party outside the Territory after the date hereof relating to e-marketing or e-advertising. CDC, Media - Asia and 24/7 Media agree to negotiate diligently and in good faith towards such joint venture; however, should CDC, Media - Asia and 24/7 Media be unable to reach mutually acceptable terms with respect to such joint venture, then CDC and Media - Asia shall be free to enter into such joint venture with another party, provided that the terms of such joint venture are demonstrably better than the final offer received from 24/7 Media.

        (c) Updates regarding Services. 24/7 Media and Media - Asia shall, on a regular basis, notify the other of the products, services, or related joint ventures that each are contemplating offering, acquiring or partnering in accordance with the terms of this Agreement.

2.4     Termination of Previous Agreements

        (a) The Software License and Services Agreement between 24/7 Media, Intelligent Interactions Corporation, China Internet Corporation and CDC dated October 13, 1998 is terminated as of the date hereof.

        (b) The Trademark License Agreement between 24/7 Media and CDC dated October 23, 1998 is terminated as of the date hereof. (c) The Prior Agreement is terminated as of the date hereof.

        (d) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall affect Media-Asia's rights under the Spotcast Letter and Confirmation between Media-Asia and 24/7 Media, dated May 2, 2000.

        (e) Except as expressly set forth in this Agreement, the termination of the foregoing agreements shall not affect the rights or obligations of the parties arising under such agreements prior to the date hereof.

2.5     Equity Exchange

        As mutual consideration for this Agreement, 24/7 Media and CDC shall exchange equity interests in 24/7 Media for a portion of CDCs equity interest in Media-Asia in accordance the Equity Exchange Agreement.

2.6     Operations in Certain Territories

        If Media - Asia does not establish and maintain meaningful and competitive operations in light of local market conditions within 12 months from the date of this Agreement with respect to each of Japan, South Korea, PRC, Taiwan, Hong Kong, Singapore, India, Australia and New Zealand, 24/7 Media shall have the right on ninety (90) days' written notice to Media - Asia to remove any of such countries as to which Media
        - Asia does not establish meaningful and successful operations from the definition of Territory for all purposes under this Agreement and all agreements entered into in connection herewith.

2.7     Non-Competition

        (a) Except as provided in Section 2.7(c) below, CDC and Media - Asia agree that neither Media - Asia nor its Affiliates (including CDC and any entities in which CDC or its Affiliates has an equity ownership interest greater than 10% or a controlling relationship) shall engage in any business, directly or indirectly, that is competitive, inside or outside the Territory, with any product or service that is first commercially offered by 24/7 Media, without 24/7 Media's written consent.

        (b) 24/7 Media agrees that neither it nor its Affiliates shall engage in any business, directly or indirectly, that is competitive, inside the Territory, with any product or service that is first commercially offered by CDC or Media - Asia, without CDC and Media - Asia's written consent.

        (c) In the event that acquisitions are made by CDC in the Territory that are competitive with 24/7 Media: (i) the company so acquired shall pay royalties to 24/7 Media in amounts consistent with this Agreement; and (ii) CDC shall merge such acquired company with and into Media - Asia (subject to applicable law), as soon as practicable; if 24/7 Media remains a stockholder of Media - Asia at such time, then the valuation of Media - Asia shall be (x) agreed upon by CDC and 24/7 Media or (y) determined by a mutually agreed upon neutral third party, based upon a mechanism to be agreed upon in the Media - Asia shareholders agreement.

2.8     Branding

        Subject to the principles outlined in the policy memorandum concerning 24/7 Media's branding efforts on 24/7 Media's corporate Intranet (as the same may be amended or updated from time to time by 24/7 Media, which shall furnish a written copy of such updates promptly to Media-Asia), Media-Asia shall use commercially reasonable efforts to comply with 24/7 Media's branding policies and any reasonable branding modifications imposed by 24/7 Media. Media - Asia shall coordinate with the other parties to this Agreement using the 24/7 Media(R) brand in the Territory in their marketing efforts within the Territory. The parties shall coordinate all advertising of the 24/7 Media(R) brand in the Territory and shall confer regularly to discuss each party's marketing strategies. 24/7 Media shall promote the 24/7 Media(R) brand in the Territory with a marketing budget commensurate with Media - Asia's level of spending in the Territory in connection with its duties described in Section 4.2, taking into account the relative revenue generated in the Territory by each party.

2.9     No Other Technology Rights

        Except as otherwise expressly provided in this Agreement or the Trademark License Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, trade secrets, know-how, trademarks, pending patent and trademark applications, products, or other matters of any other party, including items owned, controlled or developed by the other party, or transferred by the other party to such party, at any time pursuant to this Agreement. Nothing in this Agreement or the Trademark License Agreement shall be construed to prevent 24/7 Media from using the Marks in connection with its own products and services in the Territory.

3.      DEVELOPMENT OF THE BUSINESSES

3.1     Development of the Businesses

        (a) Continual Recruitment of Web sites, Advertisers, List Managers and Sales Force. CDC and Media - Asia covenant to use their best efforts to continually recruit Web publishers, advertisers, e-mail list owners and employees and sell Asian-based Advertising in order to enhance, develop and promote the Businesses for as long as the Trademark License Agreement remains in effect.

        (b) Continual Development of the Businesses. Each of the parties covenants to use its best efforts to develop, enhance and promote the Businesses. In connection therewith, each party and its respective Affiliates agree that they shall not take any action to compete with, or to establish a network of Web sites or e-mail lists or otherwise compete with the Businesses in the Territory.

        (c) Web sites in the 24/7 Media - Asia Network. Without limiting the foregoing, Media - Asia shall include in the 24/7 Media - Asia Network its Proprietary Web Sites and other properties on the following basis:

                (i) Proprietary Web Sites: Proprietary Web Sites shall be included in the 24/7 Media - Asia Network at the discretion of Media - Asia, on an exclusive agency license basis, subject to the right of Xinhua News, an Affiliate of CDC, to sell inventory, on the terms set forth on Exhibit D attached hereto. However, Media - Asia or CDC shall pay royalties on all Sales Revenue on all Proprietary Web Sites as if included in the 24/7 Media - Asia Network.

                (ii) Co-Branded Web Sites: Co-Branded Web Sites will be added to the 24/7 Media - Asia Network at the discretion of Media - Asia, on an exclusive agency license basis, subject to the terms of Media - Asia's agreements with, and the consent of, its co-branding partners. Such
                        Co-Branded Web Sites and co-branding partners shall retain the right to sell their own ad inventory.

        (d) E-Mail Lists. Without limiting the foregoing, CDC and its Affiliates shall include in 24/7 Mail - Asia the Proprietary E-Mail Lists.

                (i) Proprietary Email Lists: Proprietary Email Lists (and all data contained therein) shall be included in 24/7 Mail - Asia, at the discretion of Media-Asia, on an exclusive agency license basis. However, Media - Asia or CDC shall pay royalties on all Sales Revenue on all Proprietary Email Lists as if included in the 24/7 Mail-Asia.

                (ii) Co-Owned Email Lists: Co-owned Email Lists (and all data contained therein) will be added to the 24/7 Mail - Asia Network at the discretion of Media - Asia, on an exclusive agency license basis, subject to the terms of Media - Asia's agreements with, and the consent of, its co-owners. Such co-owners shall retain their respective rights in and to the email lists (and all data contained therein).

3.2     Sales Duties of CDC and Media - Asia

        CDC  and   Media  -  Asia   shall   have  the   following   duties   and
        responsibilities in connection with the Businesses:

        (a) Sales of Advertising. CDC and Media - Asia shall sell all Asian-based Advertising and otherwise generate revenue in connection with the Businesses and shall collect payments from customers and distribute appropriate payments to Affiliated Web Sites and list owners.

        (b) Size of Sales Staff. CDC and Media - Asia shall maintain a technically competent and experienced employee base assigned to operate the Businesses and devoted to maintaining accounts with customers and developing new accounts.

        (c)     Other Duties. CDC, Media - Asia and their Affiliates shall:

                (i) Collect from customers, to the extent required by law or regulation, any customs and like charges, and sales, value added tax, if any, and other taxes;

                (ii) Comply in all respects with all applicable laws, regulations and approvals governing the sale of ad inventory and the operation of the Businesses, and conduct themselves in a professional manner in accordance with industry standards so as not to cause disrepute or ill favor to 24/7 Media or the Businesses;

                (iii) Not enter into any agreements in respect of the Proprietary Web Sites or the Proprietary E-Mail Lists that would or might adversely impact the potential benefits to be realized by 24/7 Media in connection with the Businesses or the provisions of this Agreement or the Trademark License Agreement;

                (iv) Maintain the highest standards of quality and use its best efforts to continually promote and protect the integrity of the Businesses and the Trademark License Agreement, and continue to employ and maintain the Marks in connection with the Businesses as long as the Trademark License Agreement remains in effect.

3.3     Duties of 24/7 Media

        (a) 24/7 Media shall provide consulting advice on the development of the Businesses. In particular, 24/7 Media will provide the following:

                (i)     documentation  and advice on  recruitment  of Web sites,
                        advertisers,   list   managers  and   employees  to  the
                        Businesses,

                (ii) advice in respect of development of marketing materials and establishment of rate cards, and

                (iii) other advice or documentation reasonably requested by CDC or Media - Asia or that 24/7 Media otherwise deems appropriate.

        (b)     24/7   Media   shall   also  have  the   following   duties  and
                responsibilities in connection with the Businesses:

                (i) Maintain the highest standards of quality and use its best efforts to continually promote and protect the integrity of the Businesses and the Trademark License; and

                (ii) Comply in all respects with all applicable laws, regulations and approvals governing the Businesses, and conduct itself in a professional manner in accordance with industry standards so as not to cause disrepute or ill favor to CDC, Media - Asia or the Businesses.

3.4     CDC and 24/7 Media

        CDC and 24/7 Media agree to provide Media - Asia with funding up to $10,000,000, for use in the Businesses in accordance with business plans approved by the Board of Directors, as and when needed (pro rata based upon their respective equity ownership interests in Media - Asia as it may exist from time to time) and acknowledge that all future funding above this amount shall require the raising of additional capital.

4.      SALE OF AD INVENTORY

4.1     Net Revenue

        (a) Subject to Section 4.2 below, Media - Asia shall pay to 24/7 Media ten percent (10%) of Net Revenue generated on the 24/7 Media-Asia Network. Any other Royalties will be paid to 24/7 Media by Media - Asia at agreed upon rates on a product by-product basis. The remaining Net Revenues shall be retained by Media - Asia.

        (b) Where CDC generates significant revenues from a Web site outside of Media - Asia, Media-Asia shall pay royalties to 24/7 Media for its revenues from such Web site or Email List based upon the greater of (i) the Split Rate as it exists for that particular Web site or Email List or (ii) the average Split Rate on the 24/7 Media-Asia Network or 24/7 Mail Asia as a whole. Neither CDC nor Media-Asia shall be obligated to monitor the status of, or provide reports relating to, such Web sites. However, 24/7 Media shall, upon written request to CDC and Media-Asia, have the right to audit the books of Media-Asia with respect to revenues generated on such Web sites and royalties paid therefrom.

        (c) To the extent that royalties paid by Media-Asia to 24/7 Media from sales on the 24/7 Media-Asia Network (not including sales of 24/7 Mail, AwardTrack, 24/7 Connect or any other product other than the 24/7 Media - Asia Network) are less than the following amounts for the periods indicated, Media - Asia shall, promptly after the end of each such period, pay the difference to 24/7 Media:

                (i)     2000 : US$800,000,

                (ii)    2001 : US$1.6 million,

                (iii)   2002 : US$2.4 million,

        (d) Media - Asia shall pay all amounts due to 24/7 Media via wire transfer of immediately available funds to an account at a bank in the United States designated by 24/7 Media, or through other payment methods approved in writing in advance by both Media - Asia and 24/7 Media. Any payment shall be payable to 24/7 Media quarterly with the delivery of the final financial reports required by Section 4.5. All payments shall be made in U.S. dollars.

        (e)     Within ten business days after the date of this Agreement, Media
                - Asia shall (i) make a final royalty payment of US$200,000 to 24/7 Media in respect of sales on the 24/7 Media - Asia Network through December 31, 1999; (ii) make a royalty payment of not less than US$400,000 to 24/7 Media in respect of the sales on the 24/7 Media - Asia Network for the period from January 1, 2000 to June 30, 2000; and (iii) an initial non-recoverable license fee of US$300,000 in consideration of the rights granted herein for 24/7 Mail. Each of the parties understands and agrees that the US$400,000 royalty payment contemplated by (ii) herein, when made, shall be credited against any amounts due under
                Section 4.1(c)(i) above.

4.2     Sale of Advertising Inventory

        For purposes of Section 4.1 above, the following shall apply:

        (a)     Sales on Proprietary Web Sites

                (i) All sales of advertising on Proprietary Web Sites shall be sold on an exclusive agency license basis by Media - Asia, except for sales by 24/7 Media pursuant to Section 4.3(a) below and subject to the right of Xinhua News as provided in Exhibit D attached hereto;

                (ii) Sales Revenue from advertising sales on Proprietary Web Sites shall be adjusted by subtracting an imputed Web site fee of 70% of such Sales Revenue, the balance of which shall be retained by Media - Asia; the Net Revenue allocable to the 24/7 Media-Asia Network after such deduction shall be subject to Section 4.1.

        (b)     Sales on Co-Branded Web Sites

                (i) All sales of advertising on Co-Branded Web Sites shall be sold exclusively by Media-Asia, except for sales by 24/7 Media pursuant to Section 4.3 (a) below and any Permitted Rights;

                (ii) Net Revenue from advertising sales on Co-Branded Web Sites shall be adjusted by subtracting all payments to third-party advertising agencies and Co-Branded Web Sites; the Net Revenue allocable to the 24/7 Media -
                        Asia Network  after such  deduction  shall be subject to
                        Section 4.1.

4.3     Sales by 24/7 Media on the 24/7 Media - Asia Network

        (a) 24/7 Media shall have the exclusive agency to sell Non-Asian Advertising on the 24/7 Media - Asia Network. Unless otherwise agreed on a case-by-case basis by Media - Asia, all sales pursuant to this 4.3(a) shall be made in accordance with Media - Asia's International Rate Card as presented to 24/7 Media from time to time. 24/7 Media shall use its best efforts to collect all amounts due from the sale of advertising by 24/7 Media on the 24/7 Media - Asia Network. 24/7 Media shall follow the same credit risk management principles with respect to such sales as it establishes for the 24/7 Media Non-Asian Network.

        (b) 24/7 Media shall pay to Media - Asia eighty-five percent (85%) of the Sales Revenue that 24/7 Media collects from the sale of Non-Asian based Advertising on the 24/7 Media - Asia Network. The remaining fifteen percent (15%) of such Sales Revenue shall be retained by 24/7 Media.

        (c) 24/7 Media shall pay to Media-Asia in the month following collection all amounts due hereunder via wire transfer of immediately available funds to an account at a bank in Hong Kong designated by Media - Asia, or through other payment methods approved in writing in advance by both Media - Asia and 24/7 Media. Any payment shall be payable to Media - Asia monthly with delivery of the financial reports required by Section 4.5. All payments shall be made in U.S. dollars. 24/7 Media shall prepare and deliver to Media - Asia the financial reports required by
                Section 4.5.

        (d) In connection with sales pursuant to (a) above, 24/7 Media shall maintain a technically competent and experienced sales force assigned to the sale of Non-Asian based Advertising on the 24/7 Media - Asia Network and devoted to maintaining accounts with customers and developing new accounts for sale of ad inventory on the 24/7 Media - Asia Network. In particular, 24/7 Media shall dedicate the following number of sales personnel to the sale of Non-Asian based Advertising on the 24/7 Media - Asia Network in accordance with the following schedule:

                (i) within 12 months from the date of this Agreement: three full-time equivalent sales personnel, and

                (ii) within 12 months following the first anniversary of the date of this Agreement and subsequent years: four full-time equivalent sales personnel.

        (e) Notwithstanding the foregoing, if the following minimum amounts are not paid to Media - Asia by 24/7 Media in connection with sales generated pursuant to this Section 4.3, Media - Asia shall have the right (but shall not be obligated) to employ its own sales force to sell Non-Asian based Advertising on the 24/7 Media-Asia Network.

                (i)     within  12  months  from  the  date of  this  Agreement:
                        US$500,000; and

                (ii) within 12 months following the first anniversary of the date of this Agreement: US$1.5 million.

4.4     Sales by Media - Asia on the 24/7 Media - Non-Asian Network

        (a) Media - Asia shall have the exclusive agency to sell all Asian-based Advertising on the 24/7 Media - Non-Asian Network. Unless otherwise agreed on a case-by-case basis by 24/7 Media, all sales pursuant to this 4.4(a) shall be made in accordance with 24/7 Media's International Rate Card as presented to Media
                - Asia from time to time. Media - Asia shall use its best efforts to collect all amounts due from the sale of advertising by Media - Asia on the 24/7 Media - Non-Asian Network. Media-Asia shall follow the same credit risk management principles with respect to such sales as it establishes for the 24/7 Media Non-Asian Network.

        (b) Media - Asia shall pay to 24/7 Media eighty-five percent (85%) of the Sales Revenue that Media - Asia collects from the sale of Asian-based advertising on the 24/7 Media - Non-Asian Network. The remaining fifteen percent (15%) of such Sales Revenue shall be retained by Media - Asia.

        (c) Media - Asia shall pay to 24/7 Media in the month following collection all amounts due hereunder via wire transfer of immediately available funds to an account at a bank in the U.S. designated by 24/7 Media, or through other payment methods approved in writing in advance by both Media - Asia and 24/7 Media. Any payment shall be payable to 24/7 Media monthly with delivery of the financial reports required by Section 4.5. All payments shall be made in U.S. dollars. Media - Asia shall prepare and deliver to 24/7 Media the financial reports required by Section 4.5.

        (d) Payment of all royalties by Media - Asia (including royalties from sales on all Proprietary Sites) shall be centrally administered by a single designated senior accounting officer of Media - Asia, shall be made quarterly 45 days after the end of each fiscal quarter and shall be accompanied by a certificate of the Chief Financial Officer of Media - Asia stating that all royalties properly owed and due are included in the payment.

        (e) In connection with sales on the 24/7 Media - Non-Asian Network, Media - Asia shall dedicate the following numbers of sales personnel to the sale of Asian-based Advertising on the 24/7 Media - Non-Asian Network in accordance with the following schedule:

                (i) within 12 months from the date of this Agreement: three full-time equivalent sales personnel, and

                (ii) within 12 months following the first anniversary of the date of this Agreement and subsequent years: four full-time equivalent sales personnel.

        (f) Notwithstanding the foregoing, if the following minimum amounts are not paid to 24/7 Media by Media Asia in connection with sales generated pursuant to this Section 4.4, 24/7 Media shall have the right (but shall not be obligated) to employ its own sales force to sell Asian based Advertising on the 24/7 Media Non-Asian Network:

                (i)     within  12  months  from  the  date of  this  Agreement:
                        US$(x); and

                (ii) within 12 months following the first anniversary of the date of this Agreement: US$(y) million.

                For purposes of this Section 4.4(f) only, amounts denoted as (x) and (y) shall be mutually agreed upon by Media - Asia and 24/7 within forth-five (45) days from the signing of this Agreement.

4.5     Financial Reports; Audit Rights; Quarterly Reports

        (a)     During the term of this Agreement,  each of 24/7 Media and Media
                - Asia shall (i) within fifteen (15) days after each calendar month furnish to the other party a preliminary written report and (ii) within forty-five (45) days after each calendar quarter, provide a final written report, such written reports showing: (a) the Sales Revenue of the 24/7 Media - Asia Network sold by each such party and its respective Affiliates during the reporting period and the calculation of Net Revenue from such Sales Revenue; (b) the Sales Revenue by Media - Asia on the 24/7 Media - Non-Asian Network during the reporting period and the calculation of Net Revenue from such Sales Revenue; (c) withholding taxes, if any, required by law to be deducted in respect of such sales; and (d) the exchange rates used in determining the amount of United States dollars. Each of 24/7 Media and Media - Asia shall keep complete and accurate records in sufficient detail to properly reflect Sales Revenue and Net Revenue.

        (b) Upon written request by the other party, each of 24/7 Media and Media - Asia shall permit an independent public accountant, mutually selected and approved by both 24/7 Media and CDC, to have reasonable access during normal business hours to the financial records and reports of each party as may be reasonably necessary in connection with the Net Revenue calculations required by Section 4.1 and to verify the accuracy of the reports described in (a) above, in respect of any fiscal year ending not more than thirty-six (36) months prior to the date of such request. All such verifications shall be conducted upon reasonable prior notice and not more than once in each calendar year. Each party agrees that all information subject to review under this Section 4.5 is confidential and that it shall cause its representatives to retain all such information in confidence in accordance with the Mutual Non-Disclosure Agreement.

        (c) Each party shall provide a written report on at least a quarterly basis outlining any issues that require resolution and the proposed form of resolution. The parties shall also maintain regular contact in a manner to be determined.

5.      REPRESENTATIONS AND WARRANTIES

5.1     Representations and Warranties of each Party

        Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party.

5.2     Representations of CDC and Media - Asia

        CDC and Media - Asia represent and warrant to, and covenant with, 24/7 Media that:

        (a) CDC is a corporation duly organized and validly existing under the applicable laws of the Cayman Islands. Media - Asia is a corporation duly organized and validly existing under the applicable laws of Hong Kong. Each of CDC and Media has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

        (b) Upon the execution and delivery, this Agreement, the Trademark Agreement and the Equity Exchange Agreement shall constitute a valid and binding obligation of CDC and Media - Asia enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

        (c) The execution, delivery and performance of this Agreement, the Trademark License Agreement and the Equity Exchange Agreement, the consummation by CDC and Media - Asia of the transactions contemplated hereby and thereby will not (i) require the consent, license, permit, waiver, approval or other action of any court or governmental authority, or any other individual, partnership, corporation or other association, (ii) violate or conflict with any provision of the Certificate of Incorporation or by-laws (or their equivalent) of CDC and Media - Asia as in effect immediately prior to and immediately after the Effective Date, or (iii) constitute a default under, violate or conflict with, give rise to a right of termination, cancellation, acceleration or modification under or result in a loss of a material benefit under, any law, contract, rights related to intellectual property to which CDC or Media - Asia or their properties are bound;

        (d) CDC and Media - Asia have disclosed to 24/7 Media all material facts and information known to CDC and Media - Asia concerning CDC and Media - Asia, their condition and this Agreement or otherwise, and has not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained herein not misleading;

        (e) CDC represents that it owns and controls the Proprietary Web Sites and Proprietary Email Lists and has the authority to include such Proprietary Web Sites and Proprietary Email Lists in the 24/7 Media - Asia Network and 24/7 Mail Asia on the basis described in this Agreement; and

        (f) No governmental filings, authorizations, approvals or consents, or other governmental action are required to permit either CDC or Media - Asia to fulfill their respective obligations under this Agreement in all material respects.

5.3     Representations of 24/7 Media

        24/7 Media represents and warrants to, and covenants with, CDC and Media
        - Asia that:

        (a) 24/7 Media is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

        (b) Upon the execution and delivery, this Agreement, the Trademark Agreement and the Equity Exchange Agreement shall constitute valid and binding obligations of 24/7 Media enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

        (c) The execution, delivery and performance of this Agreement, the Trademark License Agreement, the Equity Exchange Agreement and the consummation by 24/7 Media of the transactions contemplated hereby and thereby will not (i) require the consent, license, permit, waiver, approval or other action of any court or governmental authority, or any other individual, partnership, corporation or other association, (ii) violate or conflict with any provision of the Certificate of Incorporation or by-laws of 24/7 Media as in effect immediately prior to and immediately after the Effective Date, or (iii) constitute a default under, violate or conflict with, give rise to a right of termination, cancellation, acceleration or modification under or result in a loss of a material benefit under, any law, contract, rights related to intellectual property to which 24/7 Media or its properties are bound; and

        (d) No governmental filings, authorizations, approvals or consents, or other governmental action are required to permit 24/7 Media to fulfill all its obligations under this Agreement.

6.       TERM AND TERMINATION

6.1      Term

        The term of this Agreement shall commence on the Effective Date and shall continue in perpetuity unless and until terminated pursuant to
        Section 6.2 below.

6.2      Termination by Any Party

        This Agreement may be terminated by any party on 90 days' prior written notice to the other parties upon the occurrence of any of the following:

        (a) a material breach by any party of any covenant, duty or undertaking herein, which breach continues without cure for a period of 45 days after written notice of such breach from the non-breaching parties to the breaching party;

        (b) a material breach by any party of the Trademark License Agreement, which breach continues without cure for a period of 45 days after written notice of such breach from the non-breaching parties to the breaching party.

6.3     Effect of Termination

        (a)     If this  Agreement  is  terminated  by 24/7  Media  pursuant  to
                Section 6.2 above, all licenses and rights granted to CDC and Media - Asia under this Agreement and the Trademark License Agreement shall terminate and CDC and Media - Asia will immediately cease to use the Marks; and 24/7 Media shall be entitled to claim from CDC and Media - Asia all damages which would be due to 24/7 Media under law and equity.

        (b) If this Agreement is terminated by either CDC or Media - Asia pursuant to Section 6.2 above, 24/7 Media will immediately cease to sell advertising for the Businesses; all licenses and rights granted to CDC and Media - Asia hereunder under this Agreement and the Trademark License Agreement shall terminate and CDC and Media - Asia will immediately cease to use the Marks and such party shall be entitled to claim from 24/7 Media all damages which would be due to such party under law and equity.

6.4     Obligation to Pay Survives Termination

        The termination of this Agreement shall not affect any party's obligation to pay any other party any amounts due from the sale of advertising or other services in connection with the Businesses prior to the termination hereof.

7.      INDEMNITY

7.1     CDC and Media - Asia Indemnity Obligations

        Each of CDC and Media - Asia agrees to defend, indemnify and hold 24/7 Media, its Affiliates and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation) arising as a result of: (a) the material breach by CDC or Media - Asia of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by CDC, Media - Asia or other of their Affiliates in connection with the sale of advertising for the Businesses; (c) claims for bodily injury or property damage attributable to the sale of advertising by CDC, Media - Asia or other of their Affiliates; or (d) any negligent act or omission of CDC, Media - Asia or other of their Affiliates in the promotion, marketing and sale of any advertisement in connection with the Businesses or any other activity conducted by CDC, Media - Asia or of their Affiliates under this Agreement which is the proximate cause of injury or property damage to a third party.

7.2     24/7 Media Indemnity Obligations

        24/7 Media agrees to defend, indemnify and hold CDC, its Affiliates, and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses, and costs of investigation) arising as a result of: (a) the material breach by 24/7 Media of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by 24/7 Media or its Affiliates in connection with the sale of advertising for the Businesses; (c) claims for bodily injury or property damage attributable to the sale of advertising by 24/7 Media or its Affiliates; or (d) any negligent act or omission of 24/7 Media or its Affiliates in the promotion, marketing and sale of any advertisement in connection with the Businesses or any other activity conducted by 24/7 Media or its Affiliates under this Agreement which is the proximate cause of injury or property damage to a third party.

7.3     Procedure

        A party or any of its Affiliates or their respective employees, officers, directors, counsel or agents (the "Indemnitee") that intends to claim indemnification under this Article 7 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The Indemnitor may not settle, or otherwise consent to an adverse judgment with respect to, any loss, claim, liability or action without the consent of the Indemnitee, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7 to the extent of such prejudice, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 7. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

8.      MISCELLANEOUS

8.1     Further Assurances

        Each of the parties hereto has the right from time to time to request a meeting with the other party to review and in good faith renegotiate, if appropriate, the revenue targets set forth herein. Each such request must be reasonably based upon a material adverse event that has affected or will reasonably be expected to affect either party or the Asian or Non-Asian Internet advertising markets. The meeting must be mutually consented to upon by each party, whose consent shall not be unreasonably withheld.

8.2     Release

        Each party, on behalf of itself and each of its subsidiaries, their respective Affiliates, officers and directors, and their respective successors and assigns, heirs and representatives (collectively, the "Releasing Parties"), jointly and severally, fully and unconditionally release, remise and discharge each other party and each of its shareholders, subsidiaries, parents, Affiliates, the present and former officers, directors and employees of each of the foregoing, and their respective successors and assigns, heirs and representatives (collectively, the "Released Parties"), from any and all claims, actions, damages, liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) that are known or reasonably capable of being known to any of the Releasing Parties as of the date hereof (collectively, "Claims"), that any of them have had, now have or hereafter shall or may have against the Released Parties arising out of the agreements described in Section 2.4(a) - (c). Notwithstanding this Section 8.2, each party remains obligated to pay all invoices relating to Asian-based Advertising and Non-Asian based Advertising, regardless of delivery date of such advertising, unless forgiven by the billing party or otherwise settled by the parties.

8.3     Force Majeure

        Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, failure of communications systems or networks, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

8.4     Sublicense and Assignment

        Neither party may sublicense and/or assign any rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that no such consent shall be required if the sublicensee or assignee is an entity controlled by, in control of, or under common control with, the party purporting to sublicense or assign a right or obligation hereunder. Any such sublicensee or assignee shall agree in writing to be bound by the terms of this Agreement applicable to the sublicense or assignment, and the assigning or sublicensing party shall remain responsible to the other party for the performance of such sublicensee's or assignee's obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees and sublicensees.

8.5     Severability

        Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

8.6     Notices

        All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given under this
        Section 9.7):

                  If to 24/7 Media:

                  24/7 Media, Inc.
                  1250 Broadway, 28th Floor
                  New York, New York  10001
                  Attention:  Chief Executive Officer
                  Fax:  (212) 760-1081

                  with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York  10036-8299
                  Attn:  Ronald R. Papa, Esq.
                  Fax:  (212) 969-2900

                  If to CDC or Media-Asia:

                  chinadotcom corporation
                  24/7 Media - Asia Ltd.
                  20/F, Citicorp Centre
                  18 Whitfield Road
                  Causeway Bay, Hong Kong
                  Attention: Chief Executive Officer and/or Chief
                             Operating Officer
                  Facsimile No.:  (852) 2571-2552

                  with a copy to:

                  Clifford Chance
                  Jardine House, 29th Floor
                  One Connaught Place
                  Hong Kong
                  Attention:  Jon Lewis, Esq.
                  Facsimile No.:  (852) 2825-8800

        All such notices and communications shall be deemed received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

8.7     Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.8     Dispute Resolution, Choice of Forum

        (a) Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after the expiration of this Agreement, shall be promptly presented to the Chief Executive Officers of 24/7 Media and CDC for resolution and if they or their designees cannot promptly resolve such disputes, then either party shall have the right to bring an action to resolve such dispute under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrator in accordance with the said rules, as follows:

        (b) Each of the parties shall designate its arbitrator within fifteen (15) days from notification by registered letter. The two arbitrators thus designated shall designate a third arbitrator within 30 days from designation of the second arbitrator, such third arbitrator shall preside over the arbitration court. Arbitration shall be held in Hong Kong or New York. If the parties hereto cannot mutually agree on a place for arbitration, arbitration shall be held in London.

8.9     Entire Agreement

        This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

8.10    Headings

        The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

8.11    Independent Contractors

        The parties hereto shall each act as independent contractors. No party shall exercise control over the activities and operations of any other party; accordingly, each party shall be responsible for paying all applicable social security, withholding, other employment and income taxes for itself and its employees. The parties hereto shall bear all expenses incurred in their sales endeavors, except those for which the other party agrees in writing to pay. The parties hereto shall each conduct all of their business in their own names and as they deem fit, provided they are not in derogation of any of the others' interests. No party shall engage in any conduct inconsistent with its status as an independent contractor, have authority to bind any other party with respect to any agreement or other commitment with any third party, nor enter into any commitment on behalf of any other party.

8.12    Waiver

        The waiver by any party hereto of any right hereunder or of the failure to perform or of a breach by any other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

8.13    Counterparts

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on this ______ day of August 2000, effective as of the date first set forth above.



CHINADOTCOM CORPORATION



By:   ________________________________
      Name:
      Title:


24/7 MEDIA - ASIA LTD.



By:   ________________________________
      Name:
      Title:


SIFT, INC.



By:   ________________________________
      Name:
      Title:


CHINA INTERNET CORPORATION



By:   ________________________________
      Name:
      Title:

                                    EXHIBIT A

                               AD SERVING SERVICES

                           Ad Serving for Media - Asia


24/7 Media - Asia Ltd. ("Media - Asia") agrees to pay 24/7 Media, Inc. ("24/7 Media") all of the fees and other charges specified below and 24/7 Media agrees to provide ad serving services to Media - Asia, all in accordance with the attached Terms and Conditions.

CDC and Media-Asia covenant and agree to use the 24/7 Connect suite of products as their sole Internet ad serving solution while the 24/7 Media - Asia Agreement is in effect; provided, however, that (i) any non-Affiliated Web site may engage or utilise any internal Internet ad serving solution for their purposes and (ii) in the event CDC or Media-Asia acquires other advertising networks, CDC or Media-Asia shall have 24 months from the date of such acquisition to convert the acquired entity's Internet ad serving solution to the 24/7 Connect suite of products.

24/7 Media will provide the use of 24/7 Connect for Publishers (inclusive of the Sabela product) and 24/7 Connect for Networks and 24/7 Connect for Advertisers (collectively, the "Service"); provided, however, that 24/7 Media shall be responsible for all hardware and infrastructure systems including, but not limited to, hosting, serving and reporting, as it is devised and launched over the 24/7 Media - Asia Network. This functionality will include the existing and future possibility to serve other electronic media, such as, but not necessarily limited to, WAP advertising.

Media - Asia will pay 24/7 Media an ad-serving fee of US$ 0.15 CPM (the "CPM") for the Service if the average file size of all ads delivered via the Service in a particular month is less than 12 kilobytes (the "Ad Size Limit"). To the extent that the average file size of all ads delivered via the Service in a given month ("Average Ad Size") exceeds the Ad Size Limit, the CPM payable for that month shall be increased by an amount that shall be calculated by subtracting the Ad Size Limit from the Average Ad Size, dividing that difference by the Ad Size Limit, and multiplying the quotient by the CPM.

The pricing to Media - Asia for 24/7 Connect shall be reduced if a Comparable Customer receives overall pricing (excluding any initial or interim promotional pricing) for the Service (calculated as the effective pricing for the Service to such customer after taking into account such customer's actual account experience) that is more favorable than the pricing received by Media - Asia; provided that a customer shall only be deemed a "Comparable Customer" if such customer's volume, average ad size, and required bandwidth, taken as a whole, are comparable to Media - Asia's.

In connection with Media-Asia's use of 24/7 Connect for Networks as an Internet ad serving solution on the 24/7 Media - Asia Network 24/7 Media shall (i) provide 24/7 Connect for Networks to Media-Asia at no cost through August 6, 2000 and (ii) thereafter, Media-Asia will receive additional credit towards ad serving costs in an amount up to US$75,000.00; provided that, the value of services rendered under (i) and the credits to be received by Media-Asia pursuant to (ii) shall not in the aggregate exceed US$125,000.00.

The term of the Agreement is two years from the date hereof.

Media - Asia will not pay a royalty under the 24/7 Media - Asia Agreement to 24/7 Media on CPM revenues less than US$0.15 CPM generated from any banner exchange or in-house internal banner programs, instituted entirely between or by, Web sites in the 24/7 Media - Asia Network. Royalty payments as determined in accordance with Section 4.1(c) will be paid on all fees in excess of US$0.15 CPM earned by such banner exchange or in-house internal banner programs. This royalty waiver shall apply only to banner programs whereby Web site is entitled to run one banner impression for each banner it hosts, and not to programs in which each Web site has to host more than one banner for each banner that it receives.

All campaign trafficking will be done by Media - Asia.

First level customer support will be provided by Media - Asia. Media - Asia will be supported by 24/7 Media Client Services Department.

For the benefit of Media - Asia, 24/7 Media will add Level 2 support people on site in Hong Kong, salaries and benefits to be paid by 24/7 Media with office space, telephone and other physical support provided by Media - Asia and paid by 24/7 Media.

Notwithstanding anything contained in this Exhibit A, ownership of the source code, ad serving technology and equipment relating to the Service shall remain the property of 24/7 Media.

                                   AD SERVING

                              TERMS AND CONDITIONS

1. Agreement. "Advertiser" shall mean any entity or person that desires to advertise their own products or services. "Publisher" shall mean any entity or person that desires to use the Ad Serving Service to target and measure advertisements for Advertisers on their own Web site. "Agency" shall mean any entity or person that desires to use the Ad Serving Service to target and measure advertisements for Advertisers across their media buys.

2. Ad Serving Service. The Ad Serving Service is a service provided by 24/7 Media to Publishers and Agencies for targeted and measured delivery of advertisements to specified Web sites ("Target Sites"). The advertising is displayed to users visiting the Target Sites ("Users") based on criteria selected by Media - Asia. Hereinafter, the Ad Serving Service, and related administrative and monitoring services will be collectively referred to as "Service."

3. Ad Serving System. Media - Asia and 24/7 Media understand that Media - Asia is required to use 24/7 Media's proprietary Ad Serving System software technology (the "System") in order to receive the Service. Accordingly, Media - Asia shall either (a) use the System to set up campaigns and attach creatives to such campaigns, or (b) if 24/7 Media is providing trafficking services, provide 24/7 Media with insertion orders (that include trafficking and targeting information) and creative materials for delivery.

4. Media - Asia's Obligations. Media - Asia shall be solely responsible for the buying and selling of all ads and, unless noted otherwise, the trafficking of ads. Trafficking of ads may be outsourced to 24/7 Media at Media - Asia's request and for additional fees if selected by Media - Asia on Exhibit A of this Agreement. Media - Asia shall obtain all necessary rights, licenses, consents, waivers and permissions from Target Site operators, Users, and others, to allow 24/7 Media to store and deliver ads and otherwise use the Service on Media - Asia's behalf, and to use any data provided to or collected by the System.

5. 24/7 Media's Obligations. 24/7 Media's sole obligations hereunder shall be to either: (1) only deliver ads through the Service according to the trafficking criteria selected by Media - Asia; or (2) deliver ads according to 24/7 Media trafficking criteria if indicated by Media - Asia on Exhibit A. 24/7 Media warrants that the System will have an average uptime rate of 99% during the Term excluding any force majeure periods.

6. Fees. Media - Asia shall pay 24/7 Media the Fees set forth on Exhibit A. The Fees may include an Upfront Fee and Monthly Service Fees. The Upfront Fee is a one-time, non-creditable, non-refundable fee for initiation of the Service and the System, payable upon the commencement of the Service. The Monthly Service Fees are recurring, non-refundable, non-creditable fees, payable within thirty
(30) days after the end of each month that the Service is in effect. All fees hereunder shall be denominated in U.S. dollars and paid by wire transfer to an account to be designated by 24/7 Media, or by other means expressly agreed to in writing by 24/7 Media. Media - Asia shall also be responsible for and shall pay any applicable sales, use or other taxes or duties, tariffs or the like applicable to provision of the Service (except for taxes on 24/7 Media's income). Late payments will be subject to late fees at the rate of one and one half percent (1.5%) per month to cover 24/7 Media's costs of collections as well as interest, or, if lower, the maximum rate allowed by law.

7. Proprietary Rights and Restrictions. 24/7 Media is the exclusive supplier of the Service and the exclusive owner of all right, title and interest in and to the System, all software, databases and other aspects and technologies related to the System and Service, including the System, any enhancements, modifications, improvements, or derivatives thereto and any materials provided to Media - Asia by 24/7 Media through the System or otherwise.

8. Data Use and Collection:

(a) Media - Asia represents that it has read, and will conform to, 24/7 Media's statement on privacy that can be found on the 24/7 Media Web site. Media - Asia further agrees that advertisements provided to 24/7 Media and/or delivered on behalf of Media - Asia and Media - Asia's clients, and Media - Asia's other promotional and marketing activities in connection with the use of the Service, including Media - Asia's web site, shall not be deceptive, misleading, obscene, defamatory, illegal or unethical.

(b) Media - Asia further warrants that it will obtain prior express consent from a User before providing personably-identifiable information about that User to 24/7 Media for use in third party marketing activities. Media - Asia has the sole and exclusive right to use all data for any purpose related to Media - Asia's clients' respective businesses;
        provided that 24/7 Media may use and disclose the Users' data (other than personally-identifiable information) derived from Media - Asia's use of the Service (i) for 24/7 Media's reporting purposes, consisting of compilation of aggregated statistics about the Service (e.g., the aggregate number of ads delivered that may be provided to customers, potential customer and the general public); and (ii) if required by court order, law or governmental agency. Subject to Media - Asia's Warranties as set forth in Section 11 respectively, Media - Asia may provide certain user-identifiable data to 24/7 Media for use in marketing activities, but only in those circumstances in which Media - Asia has obtained prior express consent from the User to provide such data to a third-party for such marketing uses.

9. Term. The term of the Service (the "Term") shall be the length of time indicated by Media - Asia on the cover page to these Terms and Conditions. The Service shall automatically renew for an additional term of the same length unless Media - Asia or 24/7 Media provides at least thirty (30) days written notice to the other of its desire not to renew the Service.

10. Termination. 24/7 Media covenants that the functionality and performance of the Service, in the aggregate, will be substantially comparable to prevailing standards established by providers of competitive Internet ad serving solutions. Should Media - Asia at any time determine in utmost good faith that 24/7 Media has failed to comply with this covenant, Media - Asia shall notify 24/7 Media promptly of the reasons for such determination (the "Warning Notice"). Should such reasons be unresolved for sixty days or more after the Warning Notice is received by 24/7 Media, then Media - Asia shall have the right to notify 24/7 Media in writing of its intent to terminate the 24/7 Connect portion of this Agreement to 24/7 Media (the "Notice of Intent"), stating with specificity in such notice the reasons for Media - Asia's utmost good faith determination that the performance and functionality of the Service in the aggregate are not comparable to prevailing standards. If 24/7 Media is unable to within six months from the date of its receipt of the Notice of Intent to enhance the performance and functionality of the Service to be, in the aggregate, comparable to prevailing standards, then Media - Asia shall have the write to deliver to 24/7 Media a notice of termination of the 24/7 Connect portion of this Agreement. Upon delivery of such notice of termination, there shall be a transition period of not more than six months during which 24/7 Media shall cooperate in good faith and use commercially reasonable efforts to provide Web sites in the 24/7 Media - Asia network uninterrupted Internet ad serving. In addition, at any time during the Term, the Service shall terminate if thirty (30) days after a party's notice to the other party that such other party is in material breach of its obligations as set forth on the cover page and in these Terms and Conditions, including, but not limited to, the non-payment of fees, unless the other party cures such breach within said thirty (30) day period.

11. Warranties and Disclaimer. 24/7 Media represents and warrants that the System was developed by 24/7 Media without knowing infringement or misappropriation of any third party's copyrights, patents issued as of the Effective Date or trade secrets. 24/7 Media further represents and warrants that during the term of this agreement, 24/7 Connect and any derivative-products thereof will perform in substantial accordance with its technical specifications and intended use as attached hereto. Media - Asia acknowledges that the Service can be used to target, measure and traffic advertisements in many different ways and based on many different types of data. Media - Asia further warrants that it will obtain prior express consent from a User before providing personably-identifiable information about that User to 24/7 Media for use in third party marketing activities. Media - Asia also represents and warrants that it will not use the Service in a way or for any purpose that infringes or misappropriates any third party's copyrights, patents issued as of the Effective Date, trade secrets, privacy or other rights. EXCEPT AS SET FORTH ABOVE, 24/7 MEDIA MAKES NO OTHER WARRANTIES OF ANY KIND TO ANY PERSON WITH RESPECT TO THE SERVICE, THE SYSTEM OR ANY AD OR OTHER DATA SUPPLIED THEREBY, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

12. Limitation and Exclusion of Liability. 24/7 Media shall not be liable to Media - Asia, Media - Asia's clients or any other third party for any loss, cost, damage or expense incurred in connection with the availability, operation or use of the Service, the System or any ad or other data supplied thereby, including, without limitation, for any unavailability or inoperability of the System or the Internet, technical malfunction, computer error or loss or corruption of data, or other injury, damage or disruption of any kind related thereto. In no event shall 24/7 Media be liable for any indirect, incidental, consequential, special or exemplary damages, including, but not limited to, loss of profits, or loss of business opportunity, even if such damages are foreseeable and whether or not 24/7 Media has been advised of the possibility thereof. 24/7 Media's maximum aggregate liability shall not exceed the total amount paid by Media - Asia to 24/7 Media under the obligations set forth on Exhibit A and in these Terms and Conditions during the twelve (12) month period prior to the first date the liability arose. In Media - Asia's agreements with Advertisers and/or its clients, Media - Asia will include a provision that will state that 24/7 Media is a third party beneficiary of any disclaimers and limitations or exclusions of liability Media - Asia agrees to with the Advertiser or its client.

13. Audit. Media - Asia reserves the right to audit 24/7 Media's insertion orders and other records to verify the accuracy of 24/7 Media's determination of the number of impressions delivered through the Service on behalf of Media - Asia and the payments due to 24/7 Media. Media - Asia may conduct such audits at a mutually agreed upon date and time during 24/7 Media's normal business hours and provided that 24/7 Media receives at least two (2) weeks prior written notice of the planned audit.

                                    EXHIBIT B

                           TRADEMARK LICENSE AGREEMENT

                                    EXHIBIT C

                                24/7 MAIL LICENSE

                          Summary Terms and Conditions

General

24/7 Media shall license to Media - Asia for use in the Territory the 24/7 Mail brand and related technology, and the right to sell the associated suite of products and services to be sold, including List Management, 24/7 Alliance Database, Newsletter network, and Brokerage, to be sold within the Territory.

Exclusivity

24/7 Mail shall grant Media - Asia exclusivity to the products and services within the Territory. The parties shall agree to grant the other party right of first refusal for new products and services relevant to the 24/7 Mail product offering respectively, and on similar terms and conditions to this agreement, to be negotiated in good faith. Initially the services and products shall include List Management, 24/7 Alliance Database, Newsletter Network and Brokerage.

Business Development

24/7 Mail shall provide Media - Asia with a format for all required standard business development contracts ("Contracts"). Media - Asia shall only modify such Contracts to address local legal and operating issues including but not limited to, the revenue sharing commission agreements with mail Affiliates.

24/7 Mail shall provide Media - Asia with a format for all standard collateral and marketing materials for 24/7 Mail ("Business Development Materials"). Media
- Asia shall only modify such Business Development Materials to address local legal and operating issues and with the approval of 24/7 Media.

24/7 Mail shall provide Asia part-time business development assistance from personnel located in the US, for a period of time agreed to by the parties for training and implementation of business development functions ("Business Development Training"). Should such training require travel and residence in any location outside the United States, such costs shall be borne by Media - Asia. If it is necessary for said business development personnel to incur any costs in the furtherance of their duties, said costs shall be pre-approved by Media - Asia and shall be reimbursed to 24/7 Media, Inc., in a timely manner. Proper documentation of said expenses shall be provided before reimbursement shall be made.

Expenses shall be incurred and refunded as per 24/7 Media's existing policies relating to travel and entertainment.

Training

24/7 Media will provide training on the standard database management techniques used by 24/7 Mail. Training for the senior members of the Asian operations team will be in the form of "on the job training" in the US for a minimum of 15 working days on the 24/7 Mail database with the 24/7 Mail database team, prior to the Asian launch.

A senior member of the 24/7 Mail database team will spend a minimum of 10 working days in the Territory prior to the launch to assist the operations team in preparations for launch. All related expenses shall be borne by Media - Asia.

In addition, a VP or Director of Business Development; a VP or Director of Operations; and a VP or Director of Data sales will be seconded to the Hong Kong office each for a consecutive two week period spanning the period of the launch to train and assist the Asia Pacific team, or longer if necessary in the sole opinion of the designated US manager for Mail in Asia. All related expenses shall be borne by Media - Asia.

Database Management

24/7 Media will setup and host, and service and support the required hardware & software, as outline below, at a location within the territory to be determined by 24/7 Media and Media - Asia. To fulfill this service a Database Analyst, and a Database Technical Support Representative will be based in the aforementioned location for the term of the agreement. All related costs will be borne by 24/7 Media as part of the ASP agreement.

1.       Data ETL
2.       Data Cleansing
3.       Data Loading
4.       Data Extraction
5.       De-Dupe Process
6.       Database Management
7.       Database Reporting

Order Processing

24/7 Media will provide access to a user interface, that will support order processing within the territory by Media - Asia. Order processing shall be defined as:

1.       Database Count Query/ De Dupe processing
2.       Campaign Setup / Distribution
3.       Distribution Verification
4.       Campaign Reporting

It is understood that the processes for:

1.       Invoicing for orders
2.       Accounts receivable orders

are currently handled on a manual basis, and shall be done so in the Territory. It is further understood that the above mentioned processes may be migrated to Oracle Financials or other financial systems, at which time the technologies, processes and methodologies will be granted to Media - Asia as part of the existing ASP agreement.

Services to be undertaken by 24/7 Media on behalf of Media - Asia for campaigns sold by Media - Asia using international data held outside the territory:

1.       Data Counts
2.       De Dupe Processing
3.       Campaign Set up / Distribution
4.       Distribution Verification

The following services and relationships shall be managed by Media - Asia for campaigns sold by Media - Asia using international data held outside of the territory:

5.       Campaign Reporting
6.       Invoicing for orders placed by 24/7 Media
7.       Accounts Receivable for orders placed by 24/7 Media

Product Sales

24/7 Mail shall provide Media - Asia with a format for all standard sales materials ("Sales Materials").

Media - Asia shall only modify such Sales Materials to address local legal and operating issues but may not modify the mark or brand of 24/7 Mail except within proscribed allowances and then only with the approval of 24/7 Media.

Media - Asia is granted the right to position the 24/7 Mail offering in Asia as an integrated product offering of 24/7 Media - Asia Ltd within the Territory.

24/7 Mail shall provide Media - Asia part-time business development assistance from personnel located in the US, for a period of time agreed to by the parties, for training and implementation of business development functions ("Sales Training").

License Fee

Media - Asia shall pay to 24/7 Media a license fee of 6% of the first US$25 million of Net Mail Revenue (as defined below) in any one calendar year during the term of this Agreement and 3% on all Net Mail Revenue in excess of US$25 million in any one calendar year. Net Mail Revenue shall be defined as all revenue generated by 24/7 Mail Asia, net of commissions actually paid to third party sales agencies or brokers, including 24/7 Media.

In the event that a mutually agreed upon revenue target is not reached, Media - Asia will pay 1/2 of the license fee on the un-met portion of the target. Media
- Asia shall report all license fees due to 24/7 Media for 24/7 Mail - Asia and shall make payment of such fees in the same manner as it reports upon and renders payment for royalties due in connection with the 24/7 Media - Asia Network.

Operations Management

Media - Asia shall maintain suitable and qualified personnel in administration, sales and technical positions necessary for Asia to effectively perform the activities specified under this Agreement. 24/7 Mail shall maintain suitable and qualified personnel in administration, sales and technical positions necessary for 24/7 Mail to effectively perform the activities specified under this Agreement. Each of the parties shall staff a representative as a liaison to the other party.

Media - Asia shall abide by best business practices in accordance with the practices of 24/7 Media for the sale of 24/7 Mail product and services. Best Business Practice includes but is not limited to content, data selection for specific campaigns and frequency of use.

Marketing

Marketing should be consistent with the look and feel of Media - Asia.

Data Rights

Media - Asia shall use best efforts to acquire data ownership rights for data collected by Media - Asia from companies with corporate locations within the territory for inclusion in the Alliance product and data exclusivity in the Managed product. Such data will be co-managed by Media - Asia and 24/7 Mail, respectively. For data collected from within the Territory, Media - Asia will be Manager of record for advertisers with corporate locations within the Territory and 24/7 Mail will be manager of record outside the Territory.

Media - Asia will be permitted in good faith to acquire data aggregated from companies outside the Territory provided that 24/7 Media has first right of refusal and that such data is collected from consumers or business residing in or affiliated with the Territory. These rights shall be reciprocal.

Data ownership rights acquired for data collected by Media - Asia from companies with corporate locations within the Territory, shall rest solely with Media - Asia. 24/7 Mail will be granted exclusive access to this data and will act as co-manager as per the above terms and conditions 24/7 Media will be granted the exclusive right to be the list manager for the data outside the territory. These rights shall be reciprocal.

Data ownership rights for data collected outside of the Territory that contains information on consumers or businesses residing within the Territory, shall rest solely with Media - Asia. 24/7 Media will be granted exclusive access to the data and will act as co-manager, as per the above terms and conditions. 24/7 Media will be granted the exclusive rights to be the list manager for the data outside the territory. These rights shall be reciprocal.

Media - Asia will only collect and use data that is permission based data and shall require data partners to represent and warrant that all data provided to
Media - Asia has been collected through appropriate permission based registration forms.

Privacy

Media - Asia will monitor the changes in privacy policies that effect countries where Media - Asia conducts business and use best business efforts to comply with existing and future privacy regulations. Media - Asia's Mail operations will undergo a privacy audit within all countries of operation.

Target Revenue

A target revenue of US$5,000,000 is to be reached by the end of the fourth quarter of 2001. Thereafter, an annual revenue target of US$8,000,000 shall be set for 2002. Target revenue for following years will be negotiated 90 days prior to the end of the prior years' term.

Database Management

Database set up fees US$25,000.

International data sales

Inbound international sales shall be priced at a minimum of local rate card plus 15%.

Sales Economics

Component Structure - Split Rates are on revenue net of brokerage and affiliate commissions.

Media - Asia Sells

Revenues from advertisers with Corporate locations within the Territory sold by Media - Asia using data from within the Territory.

Media - Asia 100%; 24/7 Media 0%

Revenues from advertisers with Corporate locations within the Territory sold by Media - Asia using data from outside the Territory.

Media - Asia 20 %; 24/7 Media 80%

24/7 Mail Sells

Revenues from advertisers with Corporate locations outside the Territory sold by 24/7 Media using data from inside the Territory.

Media - Asia  80%; 24/7 Media 20%

Revenues from advertisers with Corporate locations outside the Territory sold by 24/7 Media using data from outside the Territory.

Media - Asia 0%; 24/7 Media 100%

Email delivery

Where one party provides email delivery services for the other, the delivery of the email will be charged at MFN pricing, with a maximum price to be below US$5.00 CPM for a period of six (6) months from the date of signing this Agreement, for standard-sized emails (average size < 100kb) that do not require any custom programming for delivery. Thereafter, the cost for such email delivery services will be US$7.50 CPM. Each party may refuse to deliver email on behalf of the other party where such delivery would violate the privacy policy of the delivering party.

24/7 Media shall provide certain assistance and know how to Media - Asia as more fully detailed in Exhibit (C)(i) hereto, to allow Media - Asia to develop the necessary capabilities to service its own email delivery needs.

Order Processing

A set fee per transaction or IO shall be charged for orders using data from outside the respective territories (TBD). Both parties prior to the signing of the licensing agreement shall agree upon the set fee.

Setup

Travel and setup expenses as needed for a determined period of time to be paid by Media - Asia, in accordance with the existing travel and entertainment policies of 24/7 Media.



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                                 EXHIBIT (C)(i)

                             EMAIL DELIVERY SRVICES





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                                    EXHIBIT D

                                    WEB SITES






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